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                           MEMORANDUM OF UNDERSTANDING


     The following represents an understanding regarding the terms of an agreement ("Agreement") between RubyCat Technology ("RCT") and its subsidiaries, and direct and indirect affiliates and the EnerTeck Chemical Corporation and its subsidiaries, and direct and indirect affiliates ("EnerTeck"). (RCT and EnerTeck, each a "Party", and collectively referred to herein as "Parties") for the sale by RCT and purchase and marketing by EnerTeck of RCT's diesel fuel additive products for the diesel fuel market (such products from RCT will hereinafter be referred to as "EnerBurn"). Such marketing of RCT's diesel fuel additive products will be supported by RCT with its associated application services and technology. Also presented herein are the basic terms of agreement for a purchase option for EnerTeck to acquire RCT's EnerBurn products and related Technology as more fully discussed in Section 2, below.

     The Parties shall each give best effort to cause this endeavor to reach fruition and will not engage in any activity or representation that would circumvent, impede, conflict or compete with this Agreement.

RCT and EnerTeck agree as follows:

1. SUPPLY AND MARKETING AGREEMENT The Parties agree that the term "mutual exclusivity" for the purposes of this agreement means that EnerTeck will collaborate with and purchase EnerBurn products and services exclusively from RCT and RCT will collaborate with and sell EnerBurn Diesel products and services exclusively to EnerTeck as outlined herein and neither party will have third party relationships that would compete with or impede the Agreement herein. This mutual exclusivity in Diesel fuel markets specifically excludes Diesel aftertreatment hardware and technology. The Parties agree to mutual exclusivity for developing substantial sales of RCT's EnerBurn products and application services in Diesel fuel markets as follows:

     (a) EnerTeck and RCT are currently collaborating in the development of Diesel transportation and various industrial sales of EnerBurn in Diesel applications in the USA, South America, and Europe for highway, rail, marine, mining, power generation, and other related Diesel applications. Collaboration for marketing EnerBurn in other geographic regions is contemplated. The Parties herein agree to collaborate on a Global basis (excluding China) with mutual exclusivity to develop Diesel market sales and new markets for a period of eleven months from the effective date of this agreement and evergreen year to year thereafter so long as EnerTeck's purchases of EnerBurn from RCT have met the following minimums (as specified in the pre-existing Exclusive Market Segment Development Agreement) in the preceding year:

                  Year One ending December 31, 2003         180,000 Gallons
                  Year Two ending December 31, 2004         270,000 Gallons
                  Year Three ending December 31, 2005       400,000 Gallons
                  And Each Year thereafter                  500,000 Gallons

     (b) In consideration of a payment of $100,000 by EnerTeck to RCT, the Parties agree to a temporary extension of, and expansion to, the scope of the Exclusive Market Segment Development Agreement already existing between the Parties for the Diesel fuel market which would expand the exclusive marketing rights granted to EnerTeck. The consideration is to be paid no later than February 3, 2003, and the term of which shall continue until the option of Section 2 below is exercised or December 31, 2003, whichever occurs first.


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          Should EnerTeck's purchases of EnerBurn fail to meet the minimum volume requirements for any annual period, RCT will protect EnerTeck's relationship with its existing customers and distributors and will sell EnerBurn to EnerTeck for any and all of said customers but EnerTeck will forfeit Global exclusivity as described herein.

     (c) The Parties reserve the right to review cost/price quarterly. If this review reveals that a price adjustment is necessary, the Parties will meet and negotiate a price adjustment to be agreed by the Parties. Parties agree to negotiate in good faith on all/any such negotiations.

This agreement does not replace, but only temporarily (through extension of the option period expiring December 31, 2003) compliments the Exclusive Market Segment Development Agreement between RCT and EnerTeck dated July 3, 2001 and September 7, 2001. Additionally, this Agreement does not modify, alter or supercede any prior confidentiality agreements between the Parties, and/or their affiliates that relate to proprietary data, know-how and/or computer modeling (the Technology); or proprietary customer and distributor information. Each Party will use the same care and prudence with the other Party's confidential information as it would reasonably expect the other Party to use with its own confidential information.

2.   PURCHASE OPTION AGREEMENT


     (a) The Parties agree to the granting of an option to EnerTeck to purchase from RCT the EnerBurn technology, which technology is specifically limited to the elements listed in Attachment I.

     RCT grants to EnerTeck a unilateral one-year option to purchase the technology, including the information specified in Attachment 1 relating to the use of the principal EnerBurn chemical in all Diesel fuel applications (excluding diesel aftertreatment). The option purchase price ranges as follows:


               If exercised in January, 2003 - $6,000,000
               If exercised in February, 2003 - $6,055,000
               If exercised in March, 2003 - $6,110,000
               If exercised in April, 2003 - $6,165,000
               If exercised in May, 2003 - $6,220,000
               If exercised in June, 2003- $6,275,000
               If exercised in July, 2003- $6,330,000
               If exercised in August, 2003 - $6,385,000
               If exercised in September, 2003 - $6,440,000
               If exercised in October, 2003 - $6,495,000
               If exercised in November, 2003 - $6,550,000
               If exercised in December, 2003 - $6,600,000

     (b) This option expires on December 31, 2003 if not exercised by funds transfer by EnerTeck to RCT prior to that date. Payment will be made in full to RCT in readily available funds without deduction or set off at the time of closing on or prior to December 31, 2003.


The Parties agree, in good faith, to enter into a definitive purchase agreement for the Technology as outlined in this Section 2. Subsequent to EnerTeck's payment in full for RCT's Technology, i.e. the exercise of the aforementioned option, EnerTeck shall expressly and permanently own all rights and royalties to the Diesel fuel portion of RCT's Technology; and RCT, its subsidiaries, shareholders, officers, and beneficiaries will protect the confidentiality of the purchased Technology and will not engage in competition with EnerTeck or transfer said Technology to an active or potential Diesel competitor of EnerTeck. Furthermore, subsequent to EnerTeck's fulfillment of the purchase option, RCT's President, will enter into an agreement with EnerTeck to provide to EnerTeck consulting, data analysis and training, for a minimum period of two years,


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the actual term and reimbursement rate for this agreement to be negotiated between the Parties. The Parties will, in good faith, negotiate the terms of the consulting agreement prior to executing the option to purchase RCT's Technology unless mutually agreed otherwise.

The Parties recognize that EnerTeck is attempting to secure sufficient outside funding to enable it to complete the acquisition of RCT's Technology for diesel applications as provided for in Section 2 herein and that demonstrable EnerBurn sales metrics must be met to secure said funds to exercise the option. In the event that EnerTeck does not exercise the option referred to in Section 2, above, for any reason whatsoever, this memorandum of understanding as it relates to the Supply and Marketing Agreement (Section 1, above) reverts to the still valid, binding and primary terms and conditions of the Exclusive Market Segment Agreement dated July 3, 2001 and September 7, 2001, as simply extended by the $100,000 fee payment.


         The laws of the State of Colorado shall govern this Agreement. The effective date of this Agreement is February 1, 2003.

         In witness whereof, the Parties have caused this Agreement to be signed by their duly authorized representatives:


                      For RubyCat Technology:

                      s/s                                         Date: 2-07-03
                      --------------------------------------------      -------
                      By: Jack Kracklauer
                      President, RubyCat Technology

                      For EnerTeck Chemical Corporation.

                      s/s                                         Date: 2-04-03
                      --------------------------------------------      -------
                      By: Dwaine Reese

                      Chairman Of The Board, EnerTeck Chemical Corporation, Inc.




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                                  ATTACHMENT 1

          The elements and components of the EnerBurn diesel technology covered by this eleven-month option are specifically limited to the following items.

RCT TECHNOLOGY

     1.   Formula for diesel EnerBurn.

     2. The analytical protocols required to analyze Key Chemicals to qualify them for safe and effective use in Diesel engine applications.

     3. Transfer exclusively to EnerTeck all (RCT will continue to own and use these protocols in non-diesel and diesel aftertreatment applications) rights to the proof of performance statistical analysis procedures for Diesel engine applications.

     4. The rights to test documentation and test reports of performance of Enerburn in Diesel equipment.

     5. Authorization to use RCT's EPA Diesel Fuel Product Registration to the full extent permitted by EPA regulations and policies. Any transfer short of out right sale of the permits will be exclusive to EnerTeck.

     6. Transfer of all rights and responsibilities of the Exclusive Market Segment Development Agreement dated July 31, 2001 and September 7, 2001.

     7. Proprietary RCT Technology to produce the Key Chemicals in the EnerBurn Formulation for EnerTeck's use exclusively in formulating and marketing EnerBurn or EnerBurn related Products in diesel fuels markets. Any sale to third parties of Key Chemicals produced using RCT's Proprietary Technology will require the prior written consent of RCT.

RCT SUPPLY AGREEMENT

A guaranteed, full requirements supply contract for Proprietary Key Chemicals from RCT to EnerTeck Corporation for uses in formulating and marketing Diesel EnerBurn Products. The full requirement commitment for each Key Chemical from RCT is contingent on EnerTeck purchasing, during a contract year, a minimum of 80% of Key Chemicals requirements from RCT for Diesel EnerBurn Products. RCT will be given the option to meet any competitive offer for supply of a Key Chemical to EnerTeck prior to EnerTeck purchasing the Key Chemical from another source.


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